Exhibit 99.1

SiriusXM Reports Fourth Quarter and Full-Year 2022 Results

•2022 Revenue of $9.0 Billion, Up 4% Year-Over-Year
•Net Income of $1.21 Billion in 2022 and Diluted EPS of $0.31
•Adjusted EBITDA Reaches $2.83 Billion
•SiriusXM Achieves Financial Guidance in 2022; Reports Full-Year Self-Pay Net Additions of 348,000
•Company Issues 2023 Financial Guidance

NEW YORK – February 2, 2023 – SiriusXM today announced fourth quarter and full-year 2022 operating and financial results, including revenue of $2.28 billion and $9.0 billion, respectively. SiriusXM's revenue was flat in the fourth quarter compared to the prior year period, and increased by 4% in 2022 compared to the prior year. The company recorded net income of $365 million and $1.21 billion in the fourth quarter and full-year 2022, respectively, compared to $318 million and $1.31 billion in the prior year, respectively. Net income per diluted common share was $0.09 and $0.31 in the fourth quarter and full-year 2022, respectively.

Adjusted EBITDA of $742 million and $2.83 billion for the fourth quarter and full-year 2022 increased 10% and 2%, respectively, compared to the prior year periods.
"2022 was a strong year for SiriusXM, as we continued to focus on bringing consumers the best in audio entertainment both in-car and on the go, reaching record high revenue and record low churn,” said Jennifer Witz, Chief Executive Officer. "Our strong operating and financial performance in 2022 are a testament to our resilient business model and growing contribution from streaming, which helped us deliver 348,000 net new self-pay subscribers. In 2023, we expect SiriusXM to deliver strong operating performance and generate significant cash, even as we face a challenging economic environment and continue to make material investments in our technology infrastructure.”
"SiriusXM met all of its financial guidance in 2022 – a notable accomplishment in a tough year. We believe our new 2023 financial guidance reflects our current view of the business and industry trends," said Sean Sullivan, Chief Financial Officer. "While we are not issuing subscriber guidance today, we anticipate modestly negative self-pay net adds for the year as economic and demand uncertainty persists, auto sales remain soft, and we reduce marketing ahead of our planned launch of a new streaming experience later this year.”

“In 2022, SiriusXM returned approximately $2 billion in capital to stockholders via a $987 million special dividend, $352 million in recurring dividends – up 31% from 2021, and $639 million in common stock repurchases. We ended the year with a net debt to adjusted EBITDA of 3.3 times, and we intend to remain disciplined in our approach to the balance sheet and capital returns," added Sullivan.

SEGMENT HIGHLIGHTS

Sirius XM Holdings operates two complementary audio entertainment businesses — one of which is referred to as “SiriusXM” and the second of which is referred to as “Pandora and Off-Platform.” Further information regarding these two segments will be contained in the company’s Annual Report on Form 10-K for the year ended December 31, 2022. The financial highlights below exclude the impact of share-based payment expense.

SiriusXM 2022 Segment Financial Metrics and Highlights
Self-Pay Subscribers Reach Record-High of 32.4 Million
SiriusXM ended 2022 with 32.4 million self-pay subscribers, an increase of 348,000 for the year, aided by a growing base of streaming-only subscribers. Paid promotional subscribers decreased by 76,000 for the year, reflecting impacts of contractual changes with certain automakers and reduced new vehicle inventories and sales. The total SiriusXM trial funnel ended the fourth quarter at 6.8 million, down approximately 224,000 from the previous quarter but remained flat year over year. Self-pay monthly churn of 1.5% for the fourth quarter and year remained at record low levels.
SiriusXM Full-Year Revenue Reaches $6.9 Billion
SiriusXM total revenue reached $6.9 billion in 2022, a 4% increase compared to 2021. This growth was driven by an $0.87 increase in average revenue per user (ARPU), up 6% year-over-year, resulting in a record ARPU of $15.63. SiriusXM subscriber revenue climbed 5%, partially offset by a decrease in paid promotional subscribers, and advertising revenue grew 4%.
SiriusXM Full-Year Gross Profit of $4.3 Billion
Total cost of services at SiriusXM was $2.6 billion for the year, a 2% increase compared to the prior year. Gross profit at SiriusXM totaled $4.3 billion, an increase of 6% compared to 2021, producing a gross margin of 62%, roughly a point higher than the prior year.
Product Advances Rolled-Out in 2022
During the fourth quarter, SiriusXM launched a free beta version in Lucid electric vehicles with hundreds of SiriusXM channels and features like SiriusXM's Pandora Stations, on-demand content and podcasts. The full SiriusXM experience is expected to become accessible to all Lucid drivers through an over-the-air update later this year. SiriusXM also released an updated version of the SXM App for iOS and Android devices that introduced a refreshed design experience to enhance navigation and streamline content discovery with expanded personalization features for subscribers. Similar improvements were also made to the SXM App on Apple CarPlay and Android Auto.

Continued Investment in Content
SiriusXM continues to bring listeners exclusive content from some of the biggest entertainers in the business. In 2022, the company launched a variety of new music programming with over 40 exclusive channels spotlighting artists such as Aretha Franklin, The Chicks, and Selena Gomez, and celebrated some big moments with its Small Stage series featuring iconic performances ranging from Lizzo and Halsey to the Red Hot Chili Peppers and Pearl Jam. The company also signed several agreements with podcast powerhouses, including Crooked Media and Freakonomics, and launched a 24/7 original comedy channel with Team Coco Radio in the fourth quarter. Additionally, SiriusXM agreed to multiyear extensions with some of the biggest sports leagues in the nation, including renewals with the National Football League (NFL) and, most recently, the National Hockey League (NHL).

Pandora and Off-Platform 2022 Segment Financial Metrics and Highlights
Self-Pay Subscribers Slightly Down to 6.2 Million
Self-pay subscribers to the Pandora Plus and Pandora Premium services decreased slightly by 2% in 2022, ending the year at 6.2 million compared to 6.3 million in 2021.

Pandora and Off-Platform Full-Year Revenue Reaches $2.1 Billion
Pandora and Off-platform revenue for the year reached $2.1 billion, a 1% increase compared to the prior year. Full-year 2022 advertising revenue in the Pandora and Off-Platform segment increased to $1.6 billion, up 2% from the prior year. Off-platform ad revenue reached $475 million, climbing 34% in 2022, with podcasting revenue driving most of this growth.

Pandora and Off-Platform Full-Year Gross Profit of $655 Million
Total cost of services in the segment reached $1.4 billion, a 9% increase compared to $1.3 billion in 2021. The increased costs were driven primarily by investments in podcast content. This resulted in gross profit in the Pandora and Off-Platform segment of $655 million, producing a gross margin of 31%, down 5 percentage points from the prior year.

MAUs and Advertising-Supported Listening Declines
Pandora finished 2022 with 47.6 million Monthly Active Users (MAUs), down 9% from 52.3 million in the prior year period. Total ad-supported listener hours were 10.9 billion at the end of 2022, down 6% from 11.5 billion in 2021. Average monthly listening hours per ad-supported user climbed 4% to 20.6 in 2022 compared to 19.9 in 2021.

Ad Representation and Podcasting
SXM Media, the company's combined advertising sales group, strengthened its podcast business in 2022. In the fourth quarter 2022, the company signed a renewal agreement with the award-winning podcast series “How Did This Get Made?” and launched a new wellness series with the motivational audio creator and international best-selling author Mel Robbins. These programs are just part of the company’s extensive podcast content offering, which includes five of the top 20 most listened to podcasts in the U.S., per Edison Research, and illustrate SiriusXM’s continued commitment to both podcast creators and brands looking to tap into the medium.

ADDITIONAL FINANCIAL HIGHLIGHTS

Subscriber acquisition costs increased by 8% to $352 million full-year 2022 compared to $325 million in the prior year period, driven by higher equipment installations by automakers. Sales and marketing costs increased 3% to $1,023 million for the full-year 2022 compared to $998 million in 2021. The increase was driven by marketing spend, including a multi-media national ad campaign that aired in 2022 promoting SiriusXM. Engineering, design and development costs increased 7% to $246 million in 2022 compared to the prior year, and general and administrative expenses increased by 3% to $465 million in 2022.
Free cash flow was $1.55 billion for the full-year 2022, down approximately 15% from the prior year period, as cash taxes rose by approximately $157 million in 2022 and 2021 benefited from $225 million in satellite insurance recoveries.

2023 FINANCIAL GUIDANCE
The company provided full-year 2023 guidance for revenue, adjusted EBITDA, and free cash flow as follows:
•     Total revenue of approximately $9.0 billion,
•     Adjusted EBITDA of approximately $2.7 billion, and
•     Free cash flow of approximately $1.05 billion.

FOURTH QUARTER AND FULL-YEAR 2022 RESULTS

SIRIUS XM HOLDINGS INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,
(in millions, except per share data)	2022	2021	2022	2021
Revenue:	(Unaudited)	(Unaudited)
Subscriber revenue	$1,726	$1,696	$6,892	$6,614
Advertising revenue	480	495	1,772	1,730
Equipment revenue	41	53	189	201
Other revenue	36	38	150	151
Total revenue	2,283	2,282	9,003	8,696
Operating expenses:
Cost of services:
Revenue share and royalties	712	698	2,802	2,672
Programming and content	158	152	604	559
Customer service and billing	124	130	497	501
Transmission	56	64	214	218
Cost of equipment	4	5	13	18
Subscriber acquisition costs	85	80	352	325
Sales and marketing	238	330	1,075	1,056
Engineering, design and development	76	68	285	265
General and administrative	142	137	525	514
Depreciation and amortization	132	135	536	533
Impairment, restructuring and acquisition costs	(6)	7	64	20
Total operating expenses	1,721	1,806	6,967	6,681
Income from operations	562	476	2,036	2,015
Other (expense) income:
Interest expense	(108)	(101)	(422)	(415)
Loss on extinguishment of debt	—	—	—	(83)
Other (expense) income	(4)	—	(9)	9
Total other expense	(112)	(101)	(431)	(489)
Income before income taxes	450	375	1,605	1,526
Income tax expense	(85)	(57)	(392)	(212)
Net income	$365	$318	$1,213	$1,314
Foreign currency translation adjustment, net of tax	4	(2)	(19)	—
Total comprehensive income	$369	$316	$1,194	$1,314
Net income per common share:
Basic	$0.09	$0.08	$0.31	$0.32
Diluted	$0.09	$0.08	$0.31	$0.32
Weighted average common shares outstanding:
Basic	3,891	3,991	3,916	4,062
Diluted	3,951	4,061	3,990	4,143
Dividends declared per common share	$0.0242	$0.0219615	$0.3400845	$0.0658845

SIRIUS XM HOLDINGS INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

(in millions, except per share data)	December 31, 2022	December 31, 2021
ASSETS
Current assets:
Cash and cash equivalents	$57	$191
Receivables, net	655	722
Related party current assets	42	21
Prepaid expenses and other current assets	284	246
Total current assets	1,038	1,180
Property and equipment, net	1,499	1,450
Intangible assets, net	3,050	3,186
Goodwill	3,249	3,151
Related party long-term assets	488	526
Deferred tax assets	147	200
Operating lease right-of-use assets	315	358
Other long-term assets	236	223
Total assets	$10,022	$10,274
LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
Accounts payable and accrued expenses	$1,248	$1,299
Accrued interest	165	173
Current portion of deferred revenue	1,322	1,454
Current maturities of debt	196	—
Operating lease current liabilities	50	49
Related party current liabilities	—	5
Total current liabilities	2,981	2,980
Long-term deferred revenue	81	97
Long-term debt	9,256	8,832
Deferred tax liabilities	565	478
Operating lease liabilities	320	362
Other long-term liabilities	170	150
Total liabilities	13,373	12,899
Stockholders’ equity (deficit):
Common stock, par value $0.001 per share; 9,000 shares authorized; 3,891 and 3,968 shares issued; 3,891 and 3,967 shares outstanding at December 31, 2022 and December 31, 2021, respectively	4	4
Accumulated other comprehensive (loss) income, net of tax	(4)	15
Treasury stock, at cost; 0 and 1 share of common stock at December 31, 2022 and December 31, 2021, respectively	—	(8)
Accumulated deficit	(3,351)	(2,636)
Total stockholders’ equity (deficit)	(3,351)	(2,625)
Total liabilities and stockholders’ equity (deficit)	$10,022	$10,274

SIRIUS XM HOLDINGS INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

	For The Years Ended December 31,
(in millions)	2022	2021
Cash flows from operating activities:
Net income	$1,213	$1,314
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	536	533
Impairment and restructuring costs, net	61	24
Non-cash interest expense, net of amortization of premium	15	21
Change in fair value of contingent consideration	—	(17)
Provision for doubtful accounts	59	53
Amortization of deferred income related to equity method investment	—	—
Loss on extinguishment of debt	—	83
Loss on unconsolidated entity investments, net	5	18
Dividend received from unconsolidated entity investment	8	2
Loss (gain) on other investments	10	(5)
Share-based payment expense	197	202
Deferred income tax expense	202	131
Amortization of right-of-use assets	49	50
Changes in operating assets and liabilities:
Receivables	10	(108)
Related party, net	(26)	7
Prepaid expenses and other current assets	(38)	(47)
Other long-term assets	(1)	(8)
Accounts payable and accrued expenses	(71)	104
Accrued interest	(8)	(1)
Deferred revenue	(148)	(287)
Operating lease liabilities	(63)	(55)
Other long-term liabilities	(34)	(16)
Net cash provided by operating activities	1,976	1,998
Cash flows from investing activities:
Additions to property and equipment	(426)	(388)
Proceeds from insurance recoveries	—	225
Sale (purchases) of other investments	1	(4)
Acquisition of business, net of cash acquired	(136)	(14)
Proceeds from sale of real estate	15	—
Investments in related parties and other equity investees	(2)	(21)
Repayment from related party	—	2
Net cash used in investing activities	(548)	(200)
Cash flows from financing activities:
Proceeds from exercise of stock options	4	10
Taxes paid from net share settlements for stock-based compensation	(114)	(103)
Revolving credit facility, net	80	(653)
Proceeds from long-term borrowings, net of costs	499	4,442
Principal payments of long-term borrowings	(6)	(3,503)
Payment of premiums on redemption of debt	—	(62)
Payment of contingent consideration for business acquisition	(3)	(22)
Distribution to parent related to Tax Sharing Agreement	(36)	—
Common stock repurchased and retired	(647)	(1,523)
Dividends paid	(1,339)	(268)
Net cash used in financing activities	(1,562)	(1,682)
Net (decrease) increase in cash, cash equivalents and restricted cash	(134)	116
Cash, cash equivalents and restricted cash at beginning of period (1)	199	83
Cash, cash equivalents and restricted cash at end of period (1)	$65	$199

(1)The following table reconciles cash, cash equivalents and restricted cash per the statement of cash flows to the balance sheet. The restricted cash balances are primarily due to letters of credit which have been issued to the landlords of leased office space. The terms of the letters of credit primarily extend beyond one year.

(in millions)	December 31, 2022	December 31, 2021	December 31, 2020
Cash and cash equivalents	$57	$191	$71
Restricted cash included in Other long-term assets	8	8	12
Total cash, cash equivalents and restricted cash at end of period	$65	$199	$83

Unaudited Results
Set forth below are our results of operations for the three and twelve months ended December 31, 2022 compared with the three and twelve months ended December 31, 2021. Legal settlements and reserves and share-based payment expense have been excluded from cost of services line items and presented as their own line items in the table below, as this is consistent with how the segments are evaluated on a regular basis.

	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,		2022 vs 2021 Change
					Three Months		Twelve Months
	2022	2021	2022	2021	Amount	%	Amount	%
Revenue
Sirius XM:
Subscriber revenue	$1,596	$1,563	$6,370	$6,084	$33	2%	$286	5%
Advertising revenue	50	53	196	188	(3)	(6)%	8	4%
Equipment revenue	41	53	189	201	(12)	(23)%	(12)	(6)%
Other revenue	36	38	150	151	(2)	(5)%	(1)	(1)%
Total Sirius XM revenue	1,723	1,707	6,905	6,624	16	1%	281	4%
Pandora and Off-platform:
Subscriber revenue	130	133	522	530	(3)	(2)%	(8)	(2)%
Advertising revenue	430	442	1,576	1,542	(12)	(3)%	34	2%
Total Pandora and Off-platform revenue	560	575	2,098	2,072	(15)	(3)%	26	1%
Total consolidated revenue	2,283	2,282	9,003	8,696	1	—%	307	4%
Cost of services
Sirius XM:
Revenue share and royalties	382	388	1,552	1,532	(6)	(2)%	20	1%
Programming and content	131	130	514	480	1	1%	34	7%
Customer service and billing	103	106	409	409	(3)	(3)%	—	—%
Transmission	41	50	153	155	(9)	(18)%	(2)	(1)%
Cost of equipment	4	5	13	18	(1)	(20)%	(5)	(28)%
Total Sirius XM cost of services	661	679	2,641	2,594	(18)	(3)%	47	2%
Pandora and Off-platform:
Revenue share and royalties	330	310	1,250	1,140	20	6%	110	10%
Programming and content	18	14	56	46	4	29%	10	22%
Customer service and billing	19	22	82	86	(3)	(14)%	(4)	(5)%
Transmission	14	12	55	57	2	17%	(2)	(4)%
Total Pandora and Off-platform cost of services	381	358	1,443	1,329	23	6%	114	9%
Total consolidated cost of services	1,042	1,037	4,084	3,923	5	—%	161	4%
Subscriber acquisition costs	85	80	352	325	5	6%	27	8%
Sales and marketing	224	315	1,023	998	(91)	(29)%	25	3%
Engineering, design and development	64	57	246	229	7	12%	17	7%
General and administrative	126	121	465	451	5	4%	14	3%
Depreciation and amortization	132	135	536	533	(3)	(2)%	3	1%
Impairment, restructuring and acquisition costs	(6)	7	64	20	(13)	nm	44	nm
Share-based payment expense (1)	54	54	197	202	—	—%	(5)	(2)%
Total operating expenses	1,721	1,806	6,967	6,681	(85)	(5)%	286	4%
Income (loss) from operations	562	476	2,036	2,015	86	18%	21	1%
Other (expense) income:
Interest expense	(108)	(101)	(422)	(415)	(7)	7%	(7)	(2)%
Loss on extinguishment of debt	—	—	—	(83)	—	nm	83	nm
Other (expense) income	(4)	—	(9)	9	(4)	nm	(18)	nm
Total other expense	(112)	(101)	(431)	(489)	(11)	11%	58	12%
Income (loss) before income taxes	450	375	1,605	1,526	75	20%	79	5%
Income tax expense	(85)	(57)	(392)	(212)	(28)	(49)%	(180)	(85)%
Net income	$365	$318	$1,213	$1,314	$47	15%	$(101)	(8)%

Adjusted EBITDA	$742	$672	$2,833	$2,770	$70	10%	$63	2%

Gross Profit - Sirius XM	$1,062	$1,028	$4,264	$4,030	$34	3%	$234	6%
Gross Margin % - Sirius XM	62%	60%	62%	61%	2%	3%	1%	2%
Gross Profit - Pandora and Off-platform	$179	$217	$655	$743	$(38)	(18)%	$(88)	(12)%
Gross Margin % - Pandora and Off-platform	32%	38%	31%	36%	(6)%	(16)%	(5)%	(14)%
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(1)    Allocation of share-based payment expense:

	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,
(in millions)	2022	2021	2022	2021
Programming and content - Sirius XM	$8	$8	$32	$31
Customer service and billing - Sirius XM	2	2	6	6
Transmission - Sirius XM	1	1	5	4
Programming and content - Pandora and Off-platform	1	—	2	2
Transmission - Pandora and Off-platform	—	1	1	2
Sales and marketing	14	15	52	58
Engineering, design and development	12	11	39	36
General and administrative	16	16	60	63
Total share-based payment expense	$54	$54	$197	$202

Key Financial and Operating Metrics

A full glossary defining our key financial and operating metrics can be found in our Annual Report on Form 10-K for the year ended December 31, 2022.
Subscribers and subscription related revenues and expenses associated with our connected vehicle services and Sirius XM Canada are not included in Sirius XM's subscriber count or subscriber-based operating metrics.
Set forth below are our subscriber balances as of December 31, 2022 compared to December 31, 2021:

	As of December 31,		2022 vs 2021 Change
(subscribers in thousands)	2022	2021	Amount	%
Sirius XM
Self-pay subscribers	32,387	32,039	348	1%
Paid promotional subscribers	1,918	1,994	(76)	(4)%
Ending subscribers	34,305	34,033	272	1%
Sirius XM Canada subscribers	2,567	2,517	50	2%

Pandora and Off-platform
Monthly active users - all services	47,638	52,275	(4,637)	(9)%
Self-pay subscribers	6,215	6,324	(109)	(2)%
Paid promotional subscribers	—	69	(69)	(100)%
Ending subscribers	6,215	6,393	(178)	(3)%

The following table contains our Non-GAAP financial and operating performance measures which are based on our adjusted results of operations for the three and twelve months ended December 31, 2022 and 2021:

	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,		2022 vs 2021 Change
					Three Months		Twelve Months
(subscribers in thousands)	2022	2021	2022	2021	Amount	%	Amount	%
Sirius XM
Self-pay subscribers	162	55	348	1,152	107	195%	(804)	(70)%
Paid promotional subscribers	(28)	(286)	(76)	(1,833)	258	90%	1,757	96%
Net additions	134	(231)	272	(681)	365	158%	953	140%
Weighted average number of subscribers	34,222	34,078	34,039	34,345	144	—%	(306)	(1)%
Average self-pay monthly churn	1.5%	1.7%	1.5%	1.6%	(0.2)%	(12)%	(0.1)%	(6)%
ARPU (1)	$15.64	$15.34	$15.63	$14.76	$0.30	2%	$0.87	6%
SAC, per installation	$15.72	$11.02	$14.32	$12.58	$4.70	43%	$1.74	14%

Pandora and Off-platform
Self-pay subscribers	(52)	(128)	(109)	45	76	(59)%	(154)	(342)%
Paid promotional subscribers	—	(2)	(69)	7	2	(100)%	(76)	nm
Net additions	(52)	(130)	(178)	52	78	(60)%	(230)	(442)%
Weighted average number of subscribers	6,271	6,491	6,308	6,487	(220)	(3)%	(179)	(3)%
Ad supported listener hours (in billions)	2.60	2.77	10.88	11.55	(0.17)	(6)%	(0.67)	(6)%
Advertising revenue per thousand listener hours (RPM)	$112.33	$117.36	$101.19	$102.74	$(5.03)	(4)%	$(1.55)	(2)%

Total Company
Adjusted EBITDA	$742	$672	$2,833	$2,770	$70	10%	$63	2%
Free cash flow	$529	$482	$1,551	$1,831	$47	10%	$(280)	(15)%

nm - not meaningful

(1)    ARPU for Sirius XM excludes subscriber revenue from our connected vehicle services of $41 and $49 for the three months ended December 31, 2022 and 2021, respectively, and $182 and $190 for the twelve months ended December 31, 2022 and 2021.

Reconciliation from GAAP Net income to Non-GAAP Adjusted EBITDA:

	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,
(in millions)	2022	2021	2022	2021
Net income:	$365	$318	$1,213	$1,314
Add back items excluded from Adjusted EBITDA:
Impairment, restructuring and acquisition costs	(6)	7	64	20
Share-based payment expense	54	54	197	202
Depreciation and amortization	132	135	536	533
Interest expense	108	101	422	415
Loss on extinguishment of debt	—	—	—	83
Other expense (income)	4	—	9	(9)
Income tax expense	85	57	392	212
Adjusted EBITDA	$742	$672	$2,833	$2,770

Reconciliation of Free Cash Flow:

	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,
(in millions)	2022	2021	2022	2021
Cash Flow information
Net cash provided by operating activities	$676	$627	$1,976	$1,998
Net cash used in investing activities	(133)	(150)	(548)	(200)
Net cash used in financing activities	(526)	(450)	(1,562)	(1,682)
Free Cash Flow
Net cash provided by operating activities	676	627	1,976	1,998
Additions to property and equipment	(147)	(144)	(426)	(388)
Sale (purchases) of other investments	—	(1)	1	(4)
Satellite insurance recoveries	—	—	—	225
Free cash flow	$529	$482	$1,551	$1,831

Reconciliation of SAC, per installation:

	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,
(costs in millions and installs in thousands)	2022	2021	2022	2021
Subscriber acquisition costs, excluding connected vehicle services	$85	$80	$352	$325
Less: margin from sales of radios and accessories, excluding connected vehicle services	(38)	(48)	(176)	(183)
	$47	$32	$176	$142
Installations	3,010	2,937	12,270	11,174
SAC, per installation (a)	$15.72	$11.02	$14.32	$12.58
(a)    Amounts may not recalculate due to rounding.

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About SiriusXM

Sirius XM Holdings Inc. (NASDAQ: SIRI) is the leading audio entertainment company in North America, and the premier programmer and platform for subscription and digital advertising-supported audio products. SiriusXM’s platforms collectively reach approximately 150 million listeners, the largest digital audio audience across paid and free tiers in North America, and deliver music, talk, news, comedy, entertainment and podcasts. SiriusXM offers the most extensive lineup of professional and college sports in audio. Pandora, a subsidiary of SiriusXM, is the largest ad-supported audio entertainment streaming service in the U.S. SiriusXM's subsidiaries Stitcher, Simplecast and AdsWizz make it a leader in podcast hosting, production, distribution, analytics and monetization. The Company’s advertising sales arm, SXM Media, leverages its scale, cross-platform sales organization, and ad tech capabilities to deliver results for audio creators and advertisers. SiriusXM, through Sirius XM Canada Holdings, Inc., also offers satellite radio and audio entertainment in Canada. In addition to its audio entertainment businesses, SiriusXM offers connected vehicle services to automakers. For more about SiriusXM, please go to: www.siriusxm.com.

This communication contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about future financial and operating results, our plans, objectives, expectations and intentions with respect to future operations, products and services; and other statements identified by words such as "will likely result," "are expected to," "will continue," "is anticipated," "estimated," "believe," "intend," "plan," "projection," "outlook" or words of similar meaning. Such forward-looking statements are based upon the current beliefs and expectations of our management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are difficult to predict and generally beyond our control. Actual results and the timing of events may differ materially from the results anticipated in these forward-looking statements.

The following factors, among others, could cause actual results and the timing of events to differ materially from the anticipated results or other expectations expressed in the forward-looking statements: we have been, and may continue to be, adversely affected by supply chain issues as a result of the global semiconductor supply shortage; we face substantial competition and that competition is likely to increase over time; if our efforts to attract and retain subscribers and listeners, or convert listeners into subscribers, are not successful, our business will be adversely affected; we engage in extensive marketing efforts and the continued effectiveness of those efforts is an important part of our business; we rely on third parties for the operation of our business, and the failure of third parties to perform could adversely affect our business; we may not realize the benefits of acquisitions and other strategic investments and initiatives; the ongoing COVID-19 pandemic has introduced significant uncertainty to our business; a substantial number of our Sirius XM service subscribers periodically cancel their subscriptions and we cannot predict how successful we will be at retaining customers; our ability to profitably attract and retain subscribers to our Sirius XM service as our marketing efforts reach more price-sensitive consumers is uncertain; our business depends in part on the auto industry; failure of our satellites would significantly damage our business; our Sirius XM service may experience harmful interference from wireless operations; our Pandora ad-supported business has suffered a substantial and consistent loss of monthly active users, which may adversely affect our Pandora business; our failure to convince advertisers of the benefits of our Pandora ad-supported service could harm our business; if we are unable to maintain revenue growth from our advertising products our results of operations will be adversely affected; changes in mobile operating systems and browsers may hinder our ability to sell advertising and market our services; if we fail to accurately predict and play music, comedy or other content that our Pandora listeners enjoy, we may fail to retain existing and attract new listeners; privacy and data security laws and regulations may hinder our ability to market our services, sell advertising and impose legal liabilities; consumer protection laws and our failure to comply with them could damage our business; failure to comply with FCC requirements could damage our business; if we fail to protect the security of personal information about our customers, we could be subject to costly government enforcement actions and private litigation and our reputation could suffer; interruption or failure of our information technology and communications systems could impair the delivery of our service and harm our business; the market for music rights is changing and is subject to significant uncertainties; our Pandora services depend upon maintaining complex licenses with copyright owners, and these licenses contain onerous terms; the rates we must pay for “mechanical rights” to use musical works on our Pandora service have increased substantially and these new rates may adversely affect our business; failure to protect our intellectual property or actions by third parties to enforce their intellectual property rights could substantially harm our business and operating results; some of our services and technologies may use “open source” software, which may restrict how we use or distribute our services or require that we release the source code subject to those licenses; rapid technological and industry changes and new entrants could adversely impact our services; we have a significant amount of indebtedness, and our debt contains certain covenants that restrict our operations; we are a “controlled company” within the meaning of the NASDAQ listing rules and, as a result, qualify for, and rely on, exemptions from certain corporate governance requirements; while we currently pay a quarterly cash dividend to holders of our common stock, we may change our dividend policy at any time; our principal stockholder has significant influence, including over actions requiring stockholder approval, and its interests may differ from the interests of other holders of our common stock; if we are unable to attract and retain qualified personnel, our business could be harmed; our facilities could be damaged by natural catastrophes or terrorist activities; the unfavorable outcome of pending or future litigation could have an adverse impact on our operations and financial condition; we may be exposed to liabilities that other entertainment service providers would not customarily be subject to; and our business and prospects depend on the strength of our brands. Additional factors that could cause our results to differ materially from those described in the forward-looking statements can be found in our Annual Report on Form 10-K for the year ended December 31, 2021, and our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2022, which are filed with the Securities and Exchange Commission (the "SEC") and available at the SEC's Internet site (http://www.sec.gov). The information set forth herein speaks only as of the date hereof, and we disclaim any intention or obligation to update any forward looking statements as a result of developments occurring after the date of this communication.

Source: SiriusXM

Contact for SiriusXM:

Investor contact:
Hooper Stevens
212.901.6718
Hooper.Stevens@siriusxm.com

Natalie Diana Candela
212.901.6672
Natalie.Candela@siriusxm.com

Media contact:
Jessica Casano-Antonellis
212.901.6767
Jessica.Casano@siriusxm.com